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                                     Exhibit 11.1

                                    METROCALL, INC.

                    STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                      (UNAUDITED)

                                             1996         1997          1998
                                          ----------    ---------    ----------
 Net loss                                 $  (45,455)   $ (52,461)   $ (126,484)
   Preferred dividends                          (780)      (7,750)      (11,767)
                                          ----------    ---------    ----------
 Net loss before extraordinary item
   attributable to common
   stock holdes                              (46,235)     (60,211)     (138,251)
   Extraordinary item                         (3,675)
                                          ----------    ---------    ----------
 Net loss attributable to common
   stockholders                           $  (49,910)   $ (60,211)   $ (138,251)
                                          ==========    =========    ==========

 Weighted-average shares outstanding:
    Shares outstanding, beginning of
      period                                  14,626       24,521        40,548
    Shares issued in acquisitions              1,619        2,492
    Share issued for exercise of stock
      options                                      2            1
    Shares issued in settlement of litigation                               390
    Shares issued in employee stock purchase
      plan                                         6           73            91
                                           ---------    ---------    ----------
 Weighted-average shares outstanding          16,253       27,087        41,030
                                           =========    =========    ==========

 Net loss before extraordinary item
   attributable to common stock holdes    $    (2.84)    $  (2.22)   $    (3.37)
   Extraordinary item                          (0.23)
                                          ----------   ----------    ----------
 Loss per share attributable to common
   stockholders                           $    (3.07)   $   (2.22)    $   (3.37)
                                          ==========    =========    ==========